Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IRIDIUM COMMUNICATIONS INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Iridium Communications Inc., a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
    1.    Section 1 of Article Eleven of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“Section 1. Limitation on Liability of Directors and Officers. The directors and officers of the Corporation shall be entitled to the benefits of all limitations on the liability of directors and officers, as applicable, generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director or officer, as applicable, of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director under Section 174 of the DGCL, (iv) for a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the Corporation. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”
    2.    The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of May 2025.

IRIDIUM COMMUNICATIONS INC.

By:     /s/ Kathleen A. Morgan
Name: Kathleen A. Morgan
Title: Chief Legal Officer and Secretary